EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements of Alexander & Baldwin, Inc. and subsidiaries and management’s report of the effectiveness of internal control over financial reporting dated February 23, 2007, appearing in the Annual Report on Form 10-K of Alexander & Baldwin, Inc. and subsidiaries for the year ended December 31, 2006.

/s/ Deloitte & Touche, LLP

Honolulu, Hawaii

April 26, 2007